Exhibit 99.1

AMERICAN UNITED GOLD CORPORATION ENTERS INTO MEMORANDUM OF UNDERSTANDING WITH ARISTA HOLDINGS LIMITED

VANCOUVER, BRITISH COLUMBIA--(MARKET WIRE)--May 18, 2007 -- American United Gold Corporation (OTC BB:AMUG.OB - News)

American United Gold Corporation (the "Company") hereby announces that it has entered into a Memorandum of Understanding with Arista Holdings Limited in order to expand and consolidate its corporate direction, in particular to access the unique window of opportunity in West Africa.

On May 11, 2007, the Company announced that it had signed a Memorandum of Understanding with Grandmont Gold, Inc., a micro-mining dedicated privately-held corporation; Grandmont's focus is on mining opportunities within North America. The Memorandum with Arista positions the Company to exploit the micro-mining concept in Western Africa, a region with vast proven resources of gold, diamonds and other minerals.

Grandmont Gold, Inc., a privately-held corporation, has been actively pursuing a unique "micro mining" model designed to bring dormant or near-dormant gold mines into production. The model's credibility has no doubt been enhanced over the previous months due to the sharply improved outlook for gold. The model itself relies upon the establishment of beneficial interests directly in the production of gold, not on investments in gold-based shares. In addition, Grandmont Gold has accessed new technologies which are geared to extracting the maximum amount of gold from a given property in the shortest period of time.

Arista Holdings Limited is a consulting firm based in the Isle of Man. Arista's principals and affiliates have more than two decades of experience in concluding international joint ventures, particularly joint ventures based in the developing economies. Arista will bring unique structuring skills to the potential West Africa transactions, including political risk insurance packages, hedge strategies and asset-backed financing.

For more details on the micro-mining model, visit www.grandmontgold.com.

Cautionary Statement:

This press release contains certain assumptions and forward-looking statements, both of which may be proven either partially or entirely incorrect by future events. The Company takes no responsibility for any investments made or exited on the basis of the assumptions and forward-looking statements contained in this press release. In any event, those desiring to trade in the Company's shares are recommended to seek qualified and independent advice.

     Contacts:
     American United Gold Corporation
     Dave Uppal
     President
     (604) 692-2808
     Website: http://www.americanunitedgold.org